EXHIBIT 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into effective as of February 1, 2007 (the “Effective Date”) by and between Entravision Communications Corporation, a Delaware corporation (the “Company”), and Christopher T. Young (the “Executive”).

1.	Employment.

a. The Executive shall serve as the President of the Company’s Outdoor Division during the term of this Agreement. The Executive will perform such duties as are customarily performed by a similarly-situated individual of like organizations, including the duties as may reasonably be assigned from time to time by the Company’s Chief Executive Officer (the “CEO”) that are consistent with such title and position. The Executive shall report directly to the CEO. In performing his duties, the Executive will abide by all applicable federal, state and local laws, as well as the Company’s bylaws, rules, regulations and policies, as may be amended from time to time.

b. The Executive shall devote his entire productive time, ability and attention to the Company’s business during the term of this Agreement. The Executive shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the CEO. The foregoing shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to passive private investments or from serving on the boards of directors of other entities (provided that any director position shall require the prior written consent of the CEO), as long as such activities and/or services do not interfere or conflict with his responsibilities to the Company, and any provision of this Agreement. The Executive shall not directly or indirectly acquire, hold or retain any interest in any business competing with or similar in nature to the business of the Company, or which in any other way creates a conflict of interest, except for up to one percent (1%) ownership interests in public companies. During the term of this Agreement, the Executive shall not in any way engage or participate in any business that is in competition with the Company.

2. Term. Beginning on the Effective Date, the Company agrees to employ the Executive and the Executive accepts employment with the Company until January 31, 2010, or until such time that the Executive’s employment is terminated in accordance with the terms of this Agreement.

3.	Salary and Benefits.

a. Salary. The Executive will receive an annual base salary of Two Hundred Sixty-Three Thousand Dollars ($263,000), payable in equal installments according to the Company’s regular paydays, less any applicable taxes and withholding (the “Base Annual Compensation”). The Base Annual Compensation may be increased, in the discretion of the Company’s Compensation Committee, on the first and second anniversaries of the Effective Date of this Agreement. The increase, if any, to the Base Annual Compensation made on the first and/or second anniversaries of the Effective Date of this Agreement shall be made with reference to the increase in base compensation given, in the same time period, to the Company’s employees generally.

b. Bonus. The Executive is eligible for bonuses as follows:

(i) A quarterly bonus of $17,500.00 upon the achievement of 101.00% of the Company’s budgeted EBITDA goals for the Outdoor Division, following deduction of Bad Debt, for such quarter.

(ii) An annual bonus of $25,000.00 upon the achievement of 103.00% of the Company’s budgeted EBITDA goals for the Outdoor Division, following deduction of Bad Debt, for such fiscal year.

“EBITDA” shall be defined in this Agreement as total earnings before interest, taxes, depreciation and amortization as computed in accordance with generally accepted accounting principles (pro forma as defined by the Compensation Committee).

“Bad Debt” shall be defined in this Agreement as follows: (i) for all local accounts sold in a particular period, any amounts that remain uncollected after one hundred twenty (120) days; and (ii) for all national accounts sold in a particular period, any amounts that remain uncollected after one hundred fifty (150) days; provided, that, in either case, if any accounts receivable are collected within thirty (30) days following a prior determination of uncollectibility, such amounts will be added back to the period from which it was deducted, less any direct expenses incurred by the Company for collection of such amount.

c. Benefit Coverage. The Executive is entitled to participate in all executive benefit programs and plans established by the Company from time to time for the benefit of its executives generally and for which the Executive is eligible.

d. Vacation and Holidays. The Executive is entitled to paid vacation time in accordance with the vacation policies established by the Company for its employees, as may be amended from time to time. The Executive will also be entitled to the paid holidays as set forth in the Company’s policies.

e. Equity Incentive Grants. The Executive is eligible for equity incentive grants under the Entravision Communications Corporation 2004 Equity Incentive Plan.

f. Expenses. The Company will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Company in performance of the Executive’s duties pursuant to this Agreement, and in accordance with the Company’s employment policies. The Executive must prepare and submit expense reports with respect to such expenses in accordance with the Company’s policies.

g. Miscellaneous. The Company will indemnify the Executive consistent with the Company’s other executive officers and its legal obligations under California Labor Code Section 2802.

4.	Termination of Employment.

a. The Company or the Executive may terminate this Agreement and the Executive’s employment at any time, with or without Cause (as defined below).

b. In the event the Executive is terminated for “Cause,” the Executive shall not be entitled to any severance compensation or any other compensation from the Company except for such salary and benefits as the Executive may have earned prior to the Executive’s termination. If terminated for “Cause,” the Executive shall be ineligible for any bonus, prorated or otherwise. For purposes of this Agreement, the Company may terminate this Agreement for “Cause” for any of the following reasons:

(i) The Executive’s continued failure to substantially perform his job duties and responsibilities, provided that written notice is provided by the Company and the performance problem is not satisfactorily cured within sixty (60) days.

(ii) The Executive’s serious misconduct, dishonesty or disloyalty, which is actually or potentially harmful to the Company.

(iii) The Executive’s willful, reckless or grossly negligent act or omission that is materially harmful to the Company.

(iv) The Executive’s material breach of any provision of this Agreement, provided written notice of such breach is given by the Company and the Executive is given at least thirty (30) days to cure the breach.

c. Should the Company terminate the Executive’s employment without Cause, or should the Executive voluntarily terminate his employment for Good Reason (as defined below), in addition to (i) salary and benefits the Executive might have earned prior to his termination and (ii) any discretionary bonus approved by the Company’s Compensation Committee prior to his termination, the Company will pay the Executive severance pay in an amount equal to the Executive’s then-current Base Annual Compensation (exclusive of incentive or bonus pay, benefits and other non-cash remuneration) multiplied by one (1). At the Company’s option, payment of severance compensation under this Section 4 may be paid in equal payments, corresponding to the Company’s usual executive paydays. The Executive’s receipt of the severance payment described in this Section 4.c is conditioned upon the Executive’s executing a customary form of release whereby the Executive waives all claims arising out of his employment and termination of employment.

d. For purposes of this Agreement, “Good Reason” shall mean (i) a reduction in the Executive’s then-current Base Annual Compensation, unless such reduction is applicable generally to similarly-situated senior executives of the Company, (ii) a Change in Control (as defined below) of the Company in which the Executive is not offered continued employment as (1) the president of the outdoor division of the Company, (2) the president of the outdoor division of the surviving entity or (3) the president of a separate division or subsidiary of the surviving entity (provided that such division or subsidiary must have assets and operations comparable to the assets and operations of the Company’s outdoor division immediately prior to the Change in Control) or (iii) the requirement, within one hundred twenty (120) days following a Change in Control of the Company, that the Executive move his residence outside the greater New York City, New York metropolitan area. For purposes of this Agreement, “Change in Control” shall mean the acquisition of the Company by another entity by means of any transaction or series or related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), where the Company’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity. Any termination for Good Reason shall be communicated by the Executive’s delivery of written notice to the Company, in accordance with Section 6 below, indicating that the Executive is voluntarily terminating his employment for Good Reason and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Good Reason.

5.	Confidentiality.

a. The Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not generally known to the public and which gives the Company an advantage over its competitors who do not know or use it, including, without limitation, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information and business and financial information relating to the business, products, practices and techniques of the Company (hereinafter referred to as “Confidential Information”). Confidential Information includes all information disclosed by the Company or its clients, and information learned by the Executive during the course of employment with the Company. Notwithstanding the foregoing, Confidential Information shall not be information which: (i) has entered the public domain through no action or failure to act of the Executive; (ii) prior to disclosure hereunder was already lawfully in the Executive’s possession without any obligation of confidentiality; (iii) subsequent to disclosure hereunder is obtained by the Executive on a non-confidential basis from a third party who has the right to disclose such information to the Executive; or (iv) is ordered to be or otherwise required to be disclosed by the Executive by a court of law or other governmental body; provided, however, that the Company is notified of such order or requirement and given a reasonable opportunity to intervene.

b. At all times during and after the Executive’s employment with the Company, he will keep confidential and not use or disclose to any third party any Confidential Information, except in the course of his employment with the Company.

c. While employed by the Company and for one (1) year thereafter, the Executive may not, either directly or through any other person or entity (i) use Confidential Information to solicit or attempt to solicit any employee, consultant, vendor or independent contractor of the Company or (ii) use Confidential Information to solicit or attempt to solicit the business of any customer, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was listed on the Company’s customer, vendor or distributor list.

6. Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the party’s last know address.

7. Waiver of Breach. The waiver by either party, or the failure of either party to claim a breach of any provision of this Agreement, shall not operate or be construed as a waiver of any subsequent breach.

8. Assignment. The rights and obligations of the respective parties hereto under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto; provided, however, that this Agreement shall not be assignable by the Executive without prior written consent of the Company.

9. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to said subject matter in any manner whatsoever. Any modification of this Agreement will be effective only if it is in writing and signed by both the Executive and the Company.

10. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York.

11. Partial Invalidity. If any provision of this Agreement is found to be invalid or unenforceable by any court, the remaining provisions hereof shall remain in effect unless such partial invalidity or unenforceability would defeat an essential business purpose of this Agreement.

12. Remedy for Breach. In the event any action at law or in equity or other proceeding is brought to interpret or enforce this Agreement, or in connection with any provision with this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and other costs reasonable incurred in such action or proceeding.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument. To the maximum extent permitted by law or any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

“Company”	Entravision Communications Corporation, a Delaware corporation

	By:	/s/ WALTER F. ULLOA
Walter F. Ulloa Chairman and Chief Executive Officer

“Executive”	/s/ CHRISTOPHER T. YOUNG
Christopher T. Young

[Signature Page to Executive Employment Agreement]

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